Exhibit 99.4

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)
1385 West 8th Avenue, Suite 540
Vancouver, BC, Canada
V6H 3V9

Item 2:	Date of Material Change

November 26, 2018

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on November 27, 2018 and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On November 27, 2018, Zymeworks and BeiGene, Ltd. (“BeiGene”) announced that the two companies had entered into a strategic collaboration for the clinical development and commercialization of Zymeworks’ investigational ZW25 and ZW49 HER2-targeted bispecific antibodies. In addition, Zymeworks granted BeiGene a license to Zymeworks’ proprietary Azymetric™ and EFECT™ platforms to develop and commercialize globally up to three other bispecific antibodies using the platforms.
Item 5:	Full Description of Material Change

5.1 Full Description of Material Change
On November 27, 2018, Zymeworks and BeiGene, a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, announced that the two companies had entered into a strategic collaboration for the clinical development and commercialization of Zymeworks’ investigational ZW25 and ZW49 HER2-targeted bispecific antibodies. In addition, Zymeworks granted BeiGene a license to Zymeworks’ proprietary Azymetric™ and EFECT™ platforms to develop and commercialize globally up to three other bispecific antibodies using the platforms.
Under the terms of the license and collaboration agreements for ZW25 and ZW49, Zymeworks has granted BeiGene exclusive rights to develop and commercialize Zymeworks’ clinical-stage bispecific antibody candidate ZW25 and its preclinical-stage bispecific antibody drug conjugate (ADC) ZW49 in Asia (excluding Japan), Australia, and New Zealand. BeiGene will be responsible for all clinical development and regulatory submissions in the licensed territories. The companies also plan to collaborate on global development of ZW25 and ZW49 in HER2-expressing solid tumors, including gastric and breast cancer, with BeiGene enrolling patients and contributing clinical trial data from the licensed territories.  Zymeworks retains full rights to both ZW25 and ZW49 outside of the specified countries and will continue to lead global development of these drug candidates.
In addition to the license and collaboration agreements for ZW25 and ZW49, Zymeworks and BeiGene entered into a separate research and license agreement for Zymeworks’ proprietary Azymetric and EFECT platforms, under which BeiGene will have global rights to research, develop and commercialize up to three bispecific antibody therapeutics directed to targets selected by BeiGene. BeiGene will be responsible for all research, development, and commercial activities under this agreement.
Under the terms of the license and collaboration agreements for ZW49 and ZW25, Zymeworks will receive total upfront payments of US$40 million and is eligible to receive up to US$390 million in development and commercial milestone payments for both product candidates. In addition, Zymeworks will be eligible to receive tiered royalties on future sales of ZW25 and ZW49 in the licensed territory.
Under the terms of the research and license agreement for the Azymetric and EFECT platforms, Zymeworks will receive an upfront payment of US$20 million and is eligible to receive up to an aggregate of US$702 million in development and commercial milestone payments for up to three bispecific product candidates developed under the agreement. In addition, Zymeworks will be eligible to receive tiered royalties on future global sales of bispecific products developed by BeiGene under the agreement.
5.2 Disclosure of Restructuring Transactions
Not applicable.
Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Chief Financial Officer of the Company at (604) 678-1388.

Item 9:	Date of Report

December 6, 2018

Zymeworks Cautionary Note Regarding Zymeworks’ Forward-Looking Statements

This material change report includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this material change report include, but are not limited to, statements that relate to future development activities in accordance with the terms of Zymeworks’ agreements with BeiGene, potential payments and/or royalties payable to Zymeworks under these agreements, the speed and outcome of drug development plans, Zymeworks’ potential global growth, and other information that is not historical information. When used herein, words such as “enable”, “plan”, “expect”, “allows”, “will”, “may”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for its quarter ended September 30, 2018 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.